Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Labcorp Holdings Inc.

Laboratory Corporation of America Holdings

(Exact Name of Registrants as Specified in their Charters)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate(1)	Amount of Registration Fee(1)

Labcorp Holdings Inc.

Fees to Be Paid	Equity	Common Stock, par value $0.10 per share	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Equity	Preferred Stock, par value $0.10 per share	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Other	Warrants	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Other	Units(3)	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Other	Guarantees of Debt Securities(4)	Rule 456(b) and Rule 457(r)	—	—	—	—	—

Laboratory Corporation of America Holdings

	Debt	Senior Debt Securities	Rule 456(b) and Rule 457(r)	—	—	—	—	—

	Debt	Subordinated Debt Securities	Rule 456(b) and Rule 457(r)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities	—	—	—	—		—		—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

The registrant is relying on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), to defer payment of all of the registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) under the Securities Act. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee rate in effect on the date of such fee payment.

(2)

The registrant is hereby registering an indeterminate principal amount or number of the securities of each identified class, which may be offered from time to time in unspecified principal amounts or numbers at unspecified prices. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. Also includes such indeterminate amount of securities that may be issuable upon conversion or exchange of senior debt securities, subordinated debt securities, preferred stock or warrants or pursuant to anti-dilution provisions thereof. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(3)	Any securities registered hereunder by Labcorp Holdings Inc. may be sold separately or as units with certain other securities registered hereunder.
(4)

Labcorp Holdings Inc. may fully and unconditionally guarantee debt securities issued by Laboratory Corporation of America Holdings. In accordance with Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees of debt securities being registered.